Exhibit 99.1

NEWS

One Horizon Group Regains Full Compliance with NASDAQ

Listing Requirements

LONDON, November 20, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) (“Company”) today announced that it received a letter from the NASDAQ Listing Qualifications Staff (“Staff”) on November 15, 2017, notifying the Company that it has regained compliance with The NASDAQ Capital Market’s minimum stockholders’ equity requirement under NASDAQ Listing Rules 5550(b)(1), 5550(b)(2) or 5550(b)(3) (“Rules”) for continued listing on The NASDAQ Capital Market and that Staff considers the matter closed.

On August 22, 2017, Staff notified the Company that it did not comply with the minimum $2.5 million stockholders’ equity, or $35 million market value of listed securities, or $500,000 of net income from continuing operations requirements for The NASDAQ Capital Market as required by the Rules.

However, based on the Form 10-Q for the period ended September 30, 2017, filed on November 14, 2017, reporting stockholders’ equity of $4,427,000, Staff has determined that the Company complies with the Rules and this matter is now closed.

On November 7, 2017, the Company announced that it received a letter from the Staff on November 6, 2017, notifying the Company that it had regained compliance with The NASDAQ Capital Market’s minimum bid price requirement under Listing Rule 5550(a)(2) for continued listing on The NASDAQ Capital Market and that Staff considers that matter closed as well.

Therefore, in accordance with the Staff letters of November 15, 2017, and November 6, 2017, the Company is in full compliance with the applicable NASDAQ Listing Requirements.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets including in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com